EXHIBIT 10.5
DEFERRED STOCK UNIT
GRANT AGREEMENT
FOR NON-EMPLOYEE DIRECTOR
     THIS DEFERRED STOCK UNIT GRANT AGREEMENT (the “Agreement”), made this                      day of                     , 20___(the “Grant Date”), between Health Care REIT, Inc., a Delaware corporation (the “Corporation”), and                      (the “Director”).
WITNESSETH:
     WHEREAS, the Director serves as a member of the Board of Directors of the Corporation;
     WHEREAS, the Corporation maintains the Amended and Restated Health Care REIT, Inc. 2005 Long-Term Incentive Plan (the “Plan”) in order to promote the growth and profitability of the Corporation by providing officers, key employees and non-employee directors with incentives to achieve long-term corporate objectives, to assist the Corporation in attracting and retaining officers, key employees and non-employee directors of outstanding competence, and to provide such individuals with an opportunity to acquire an equity interest in the Corporation;
     WHEREAS, the Plan authorizes awards under the Plan to be made to non-employee directors with the approval of the Compensation Committee of the Board of Directors; and
     WHEREAS, the Compensation Committee has determined that each non-employee director of the Corporation shall be granted Deferred Stock Units with respect to shares of the Corporation’s common stock on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the past and future services the Director has provided to the Corporation as a member of the Board, and the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Grant of Deferred Stock Units.
          The Corporation hereby grants to the Director Deferred Stock Units with respect to a total of                      shares of common stock, $1.00 par value per share, of the Corporation (the “Common Stock”), subject to satisfaction of the vesting conditions and other terms set forth in this Agreement. The Director shall not be required to make any payment to the Corporation (other than his or her services as a director) in exchange for such Deferred Stock Units or in exchange for the issuance of shares of Common Stock upon vesting of Deferred Stock Units.
     2. Deferred Delivery of Shares.
          The Director shall not be entitled to the issuance of shares of Common Stock or to receive any distributions with respect to the Deferred Stock Units, except as provided in Section 9 below, until such time as the Deferred Stock Units may vest under Section 3 below. Further, except as provided in Section 9 below, the Director shall not have any of the rights and privileges of a stockholder of the Corporation (including voting rights and the right to receive dividends) with respect to the shares of Common Stock to be issued pursuant to the Deferred Stock Units until such time as the Deferred Stock Units vest and the shares of Common Stock are issued to the Director.
     3. Vesting; When Deferred Stock Units Vest.
          Subject to the terms and conditions of this Agreement, the Deferred Stock Units shall vest in three annual installments, on the first three anniversaries of the Grant Date, subject to the Director’s continued service as a member of the Board of Directors through such dates, or at such earlier time as the Deferred Stock Units may vest pursuant to Sections 7 or 8 of this Agreement. In the absence of any accelerated vesting under Sections 7 or 8, the Deferred Stock Units granted under this Agreement shall vest with respect to the following numbers of shares on the following vesting dates:

VESTING	NUMBER OF DSUs
DATES	THAT BECOME VESTED

, 20	shares

VESTING	NUMBER OF DSUs
DATES	THAT BECOME VESTED

, 20	shares

, 20	shares
The Deferred Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Director, and the shares of Common Stock potentially issuable to the Director pursuant to these Deferred Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered by the Director until such shares are so issued.
          Any attempt to dispose of the Deferred Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.
     4. Issuance of Shares.
          Whenever any or all of the Deferred Stock Units granted to the Director under this Agreement become vested pursuant to Section 3 or Sections 7 or 8 below, the Corporation shall cause a number of shares of Common Stock equal to the number of newly vested Deferred Stock Units to be issued to the Director in book entry form and registered in the name of the Director. Evidence of ownership of such shares of Common Stock shall be delivered to the Director (or to his or her designated nominee) within sixty (60) days following the vesting date. Once shares of Common Stock have been issued as a result of the vesting of Deferred Stock Units, the corresponding vested Deferred Stock Unit shall be considered cancelled and shall be of no further force or effect.
     5. No Tax Withholding.
          The Corporation shall issue to the Internal Revenue Service and to the Director a Form 1099 and any other reporting form that may be required to report the amount of tax which the Director has incurred under applicable federal, state and local tax laws. The Corporation will not withhold such taxes, and the Director acknowledges that the Director may need to adjust his or her estimated tax payments to take the additional taxable income into account.
     6. Termination of Service on the Board.
          (a) Except as provided in Sections 6(b), 7 or 8 below, if the Director resigns from service as a member of the Board of Directors, decides not to stand for reelection at the expiration of the Director’s term of office, is not nominated by the Board to stand for election at the Annual Stockholders’ Meeting at which the Director’s term of office expires, or, if nominated, is not reelected, then any Deferred Stock Units held by the Director which have not yet vested shall not be forfeited, but shall remain unvested until such time as such Deferred Stock Units would otherwise have become vested as provided in Section 3 (disregarding, for purposes of this Section 6(a), the requirement of continued service on the Board of Directors as specified in Section 3) and shall be issued pursuant to Section 4.
          (b) Notwithstanding the foregoing, if the Director is removed from the Board by the stockholders of the Corporation for cause, or the Director resigns or decides not to stand for reelection following delivery of notice to the stockholders of a proposal to remove the Director for cause (for these purposes, cause shall include, but not be limited to, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform the Director’s duties and responsibilities for any reason other than illness or incapacity), then all Deferred Stock Units which have not previously become vested shall immediately be forfeited.
     7. Effect of Death or Disability.
          (a) If the Director ceases to serve as a member of the Board as a result of the Director’s death before the Deferred Stock Units granted under this Agreement have become vested, vesting of any unvested Deferred Stock Units granted to the Director under this Agreement shall be accelerated, and the Corporation shall cause a number of shares of Common Stock equal to the number of newly vested Deferred Stock Units to be issued in book entry form. Evidence of ownership of such shares of Common Stock shall be delivered to the Director’s executor, administrator, or any person to whom the Director’s rights with respect to the Deferred Stock Units may be transferred by the Director’s will or by the laws of descent.
          (b) If the Director ceases to serve as a member of the Board as a result of the Director’s total disability before the Deferred Stock Units granted under this Agreement have become vested, vesting of any unvested Deferred Stock Units granted to the Director under this Agreement shall be accelerated, and the Corporation shall cause a number of shares of Common Stock equal to the number of newly vested Deferred Stock Units to be issued in book entry form to the Director pursuant to Section 4, free of any restrictions. A Director shall have total disability only if he or she is “disabled” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

          (c) Evidence of ownership of shares of Common Stock under Sections 7(a) or 7(b) shall be delivered within sixty (60) days following the Director’s death or total disability, as applicable.
     8. Effect of Change in Corporate Control.
          Notwithstanding the other terms of this Agreement, in the event of a Change in Corporate Control (as defined below), the vesting of the Deferred Stock Units granted under this Agreement shall be accelerated, any previously unvested Deferred Stock Units shall vest immediately, and the Director shall become entitled to immediately receive a number of shares of Common Stock equal to the number of previously unvested Deferred Stock Units, which shares shall be issued in book entry form. Evidence of ownership of shares of Common Stock shall be delivered to the Director within sixty (60) days following the Change in Corporate Control.
          For purposes of this Section 8, a “Change in Corporate Control” shall mean a “change in ownership or effective control” in respect of the Corporation within the meaning of Section 409A of the Code.
     9. Dividend Equivalent Rights.
          During such time as any Deferred Stock Units remain outstanding and unvested, whenever the Corporation pays dividends on the Common Stock, the Director will have the right to receive a cash payment from the Corporation with respect to each Deferred Stock Unit in an amount equal to any dividends paid on a share of Common Stock (a “Dividend Equivalent Right”). The Director will have a Dividend Equivalent Right with respect to each Deferred Stock Unit that is outstanding on the dividend record date. The Director will have no Dividend Equivalent Rights as of the dividend record date in respect of any Deferred Stock Units that have vested and been exchanged for Common Stock; provided that the Director is the record holder of such Common Stock on or before such dividend record date. In all events, each Dividend Equivalent Right shall be paid within sixty (60) days following the applicable dividend record date.
     10. Securities Laws.
          The Corporation may from time to time impose such conditions on the vesting of the Deferred Stock Units, and/or the issuance of shares of Common Stock upon vesting of the Deferred Stock Units, as it deems reasonably necessary to ensure that any grant of the Deferred Stock Units and issuance of shares under this Agreement will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to receive shares of Common Stock upon the vesting of the Deferred Stock Units until the Common Stock has been registered under the Securities Act of 1933, as amended. In all events, if the issuance of any shares of Common Stock is delayed by application of this Section 10, such issuance shall occur on the earliest date on which it would not violate applicable law.
     11. Grant Not to Affect Status as Director.
          Neither this Agreement nor the Deferred Stock Units granted hereunder shall confer upon the Director any right to continue the Director’s service as a member of the Board of Directors of the Corporation.
     12. Adjustments to Deferred Stock Units.
          In the event of any change or changes in the outstanding Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the number of Deferred Stock Units granted to the Director under this Agreement shall be adjusted by the Compensation Committee pursuant to Section 11.2 of the Plan in such manner as the Committee deems appropriate to prevent substantial dilution or enlargement of the rights granted to the Director.
     13. Miscellaneous.
          (a) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.
          (b) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.
          (c) The provisions of the Plan are hereby made a part of this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.

          (d) The Deferred Stock Units under this Agreement are deferred compensation subject to Section 409A of the Code. This Agreement is intended to satisfy the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with such requirements. To the extent that changes are necessary to ensure that the Deferred Stock Units comply with any additional requirements imposed by future IRS guidance on the application of Section 409A of the Code, the Director and the Corporation agree to cooperate and work together in good faith to timely amend this Agreement to comply with Section 409A of the Code.
          (e) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to principles of conflicts of law; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, shall be governed by the Delaware General Corporation Law.
          (f) Notwithstanding anything herein to the contrary, payments and the issuance of shares of Common Stock hereunder will be delayed to the extent required to comply with Section 409A(a)(2)(B) of the Code.
     IN WITNESS WHEREOF, the parties have executed this Deferred Stock Unit Grant Agreement on the date and year first above written.

ATTEST:	HEALTH CARE REIT, INC.

By:

WITNESS:	DIRECTOR: